UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2023

SIGILON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39746	47-4005543
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Binney Street, Suite 600, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 336-7540

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Common Stock, $0.001 par value per share	SGTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2023, Sigilon Therapeutics, Inc. (the “Company”) terminated the employment of May Orfali, M.D., the Company’s Chief Medical Officer, effective as of such date. Consistent with the benefits provided under the Company’s Amended and Restated Severance and Change in Control Policy in connection with a Qualifying Termination (as such term is defined in that policy), and in exchange for a release of claims and other customary separation agreement terms, the Company anticipates that Dr. Orfali will continue to receive her current base salary for a period of nine months (the “Severance Period”). Dr. Orfali may elect to continue her group healthcare benefits, to the extent authorized by and consistent with COBRA. If elected, the Company would pay an amount equal to the monthly employer contribution until the earlier of (i) the end of the Severance Period or (ii) the date Dr. Orfali becomes eligible for insurance through another employer or otherwise becomes ineligible for COBRA. Dr. Orfali remains eligible to receive an annual bonus for the Company’s 2022 fiscal year, the amount of which will be determined by the Company’s Board of Directors in its sole discretion, based on the achievement of specific milestones or performance criteria established by the Board of Directors for such fiscal year. In addition, the Company expects that Dr. Orfali will provide consulting services to the Company for a period of at least three months at a mutually agreed upon hourly rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGILON THERAPEUTICS, INC.

By:	/s/ Rogerio Vivaldi Coelho, M.D.
Rogerio Vivaldi Coelho, M.D.
President and Chief Executive Officer

Date: February 13, 2023